Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
SEVENTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GREAT BASIN SCIENTIFIC, INC.

Great Basin Scientific, Inc. (the “Corporation”), a corporation duly organized and existing under the Delaware General Corporation Law (the “DGCL”), does hereby certify that:

First.  The amendment to the Corporation’s Seventh Amended and Restated Certificate of Incorporation, as amended, set forth below was duly adopted by the Board of Directors at a meeting in accordance with the provisions of Section 242 of the DGCL and was approved by the stockholders at a special meeting of the Corporation’s stockholders, duly called and held upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were vote in favor of the amendment.

Second.  The Seventh Amended and Restated Certificate of Incorporation, as amended, is hereby amended by adding the following after the first paragraph of Article IV.A:

“Upon the effectiveness of this Certificate of Amendment to the Certificate of Incorporation of the Corporation, every 2,000 shares of the Corporation’s issued and outstanding Common Stock, par value $0.0001 per share, that are issued and outstanding immediately prior to April 10, 2017 shall, automatically and without any further action on the part of the Corporation or the holder thereof, be combined into one (1) validly issued, fully paid and non-assessable share of the Corporation’s Common Stock, par value $0.0001 per share, provided that in the event a stockholder would otherwise be entitled to a fraction of a share of Common Stock pursuant to the provisions of this Article, such stockholder shall receive one whole share of Common Stock in lieu of such fractional share and no fractional shares shall be issued.”

Second.  Except as herein amended, the Corporation’s Seventh Amended and Restated Certificate of Incorporation, as amended, shall remain in full force and effect.

Third.  The Effective Time of this Amendment will be April 10, 2017 at 12:01 a.m. Eastern Time.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 7th day of April, 2017.

GREAT BASIN SCIENTIFIC, INC.

By: /s/ Ryan Ashton
Its:  President, CEO

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